Exhibit 99.3

15 West 6th Street, Suite 900 · Tulsa, Oklahoma  74119 · (918) 513-4570 · Fax: (918) 513-4571

www.laredopetro.com

LAREDO PETROLEUM ANNOUNCES CLOSING OF OFFERING OF COMMON STOCK AND EXERCISE OF UNDERWRITER’S OPTION TO PURCHASE ADDITIONAL SHARES

TULSA, OK — March 5, 2015 — Laredo Petroleum, Inc., a Delaware corporation (NYSE: LPI) (“Laredo” or the “Company”), announced today the closing of the underwritten public offering of 69,000,000 shares of its common stock at a price to the public of $11.05 per share, including all 9,000,000 shares of common stock that were subject to the underwriter’s option to purchase additional shares. The Company intends to use the net proceeds from the sale of the shares of common stock, together with the net proceeds from its previously announced senior notes offering expected to close on or about March 18, 2015, to repay all of its outstanding indebtedness under its senior secured credit facility, to redeem the outstanding $550 million of its 9 1/2% senior unsecured notes due 2019 and for capital expenditures.

Credit Suisse Securities (USA) LLC acted as sole book-running manager for the common stock offering.

Entities affiliated with both Warburg Pincus LLC and two of Laredo’s directors (Peter Kagan and James Levy) purchased 29,800,000 shares of Laredo’s common stock in the offering.

This offering was made pursuant to an effective automatic shelf registration statement, including a base prospectus and a prospectus supplement related to the offering, previously filed by the Company with the Securities and Exchange Commission (“SEC”). Copies of the base prospectus and the final prospectus supplement may be obtained by visiting the SEC website at www.sec.gov or, alternatively, may be obtained from Credit Suisse at:  Credit Suisse Securities (USA) LLC, Prospectus Department (1-800-221-1037), at Eleven Madison Avenue, Level 1B, New York, New York 10010.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”). The registration statement is available on the SEC’s website at www.sec.gov under the registrant’s name, “Laredo Petroleum, Inc.”

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer or sale of these securities will be made only by means of a prospectus, including a prospectus supplement, forming a part of the related registration statement.

About Laredo

Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the acquisition, exploration and development of oil and natural gas properties primarily in the Permian Basin in West Texas.

Additional information about Laredo may be found on its website at www.laredopetro.com.

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Contact:

Ron Hagood: (918) 858-5504 — RHagood@laredopetro.com

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